SUB-ADVISORY AGREEMENT

between

FMR CO., INC.
and

FIDELITY MANAGEMENT & RESEARCH COMPANY

AGREEMENT made this 18th day of January, 2017, by and between FMR Co., Inc., a Massachusetts corporation with principal offices at 245 Summer Street, Boston, Massachusetts (hereinafter called the “Sub-Adviser”) and Fidelity Management & Research Company, a Massachusetts corporation with principal offices at 245 Summer Street, Boston, Massachusetts (hereinafter called the “Adviser”).

WHEREAS the Adviser has entered into a Management Contract with Fidelity Capital Trust, a Massachusetts business trust which may issue one or more series of shares of beneficial interest (hereinafter called the ‘‘Trust”), on behalf of Fidelity Flex Small Cap Fund (hereinafter called the ‘‘Fund”), pursuant to which the Adviser is to act as investment manager and adviser to the Fund, and

WHEREAS the Sub-Adviser was formed for the purpose of providing investment management of equity and high income funds and advising generally with respect to equity and high income instruments.

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the Adviser and the Sub-Adviser agree as follows:

1.

(a)  The Sub-Adviser shall, subject to the supervision of the Adviser, direct the investments of all or such portion of the Fund’s assets as the Adviser shall designate in accordance with the investment objective, policies and limitations as provided in the Fund’s Prospectus or other governing instruments, as amended from time to time, the Investment Company Act of 1940 and rules thereunder, as amended from time to time (the ‘‘1940 Act”), and such other limitations as the Fund may impose by notice in writing to the Adviser or Sub-Adviser.  The Sub-Adviser shall also furnish for the use of the Fund office space and all necessary office facilities, equipment and personnel for servicing the investments of the Fund; and shall pay the salaries and fees of all personnel of the Sub-Adviser performing services for the Fund relating to research, statistical and investment activities.  The Sub-Adviser is authorized, in its discretion and without prior consultation with the Fund or the Adviser, to buy, sell, lend and otherwise trade in any stocks, bonds and other securities and investment instruments on behalf of the Fund.  The investment policies and all other actions of the Fund are and shall at all times be subject to the control and direction of the Trust’s Board of Trustees.

(b)  The Sub-Adviser shall also furnish such reports, evaluations, information or analyses to the Trust and the Adviser as the Trust’s Board of Trustees or the Adviser may request from time to time or as the Sub-Adviser may deem to be desirable.  The Sub-Adviser shall make recommendations to the Trust’s Board of Trustees with respect to Fund policies, and shall carry out such policies as are adopted by the Trustees.  The Sub-Adviser shall, subject to review by the Board of Trustees, furnish such other services as the Sub-Adviser shall from time to time determine to be necessary or useful to perform its obligations under this Agreement and which are not otherwise furnished by the Adviser.

(c)  The Sub-Adviser shall place all orders for the purchase and sale of portfolio securities for the Fund’s account with brokers or dealers selected by the Sub-Adviser, which may include brokers or dealers affiliated with the Adviser or Sub-Adviser.  The Sub-Adviser shall use its best efforts to seek to execute portfolio transactions at prices which are advantageous to the Fund and at commission rates which are reasonable in relation to the benefits received.  In selecting brokers or dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Fund and/or the other accounts over which the Sub-Adviser, Adviser or their affiliates exercise investment discretion.  The Sub-Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer.  This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Sub-Adviser and its affiliates have with respect to accounts over which they exercise investment discretion.  The Trustees of the Trust shall periodically review the commissions paid by the Fund to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits to the Fund.

2.

 As compensation for the services to be furnished by the Sub-Adviser hereunder, the Adviser agrees to pay the Sub-Adviser a monthly fee, payable monthly as soon as practicable after the last day of each month, equal to 50% of the sum of a Group Fee Rate and an Individual Fund Fee Rate in respect of that portion of the Fund’s assets managed by the Sub-Adviser during such month.

(a) Group Fee Rate.  The Group Fee Rate shall be based upon the monthly average of the net assets of the registered investment companies having Advisory and Service or Management Contracts with the Adviser (computed in the manner set forth in the Trust’s Declaration of Trust or other organizational document) determined as of the close of business on each business day throughout the month.  For this purpose, the monthly average net assets of registered investment companies that previously had Advisory and Service or Management Contracts with the Adviser and currently have Advisory and Service or Management Contracts with Fidelity SelectCo, LLC are included.  The Group Fee Rate shall be determined on a cumulative basis pursuant to the following schedule:

Average Group Assets	Annualized Rate
0 - $3 billion	.5200%
3 - 6.4900
6 - 9.4600
9 - 12.4300
12 - 15.4000
15 - 18.3850
18 - 21.3700
21 - 24.3600
24 - 30.3500
30 - 36.3450
36 - 42.3400
42 - 48.3350
48 - 66.3250
66 - 84.3200
84 - 102.3150
102 - 138.3100
138 - 174.3050
174 - 210.3000
210 - 246.2950
246 - 282.2900
282 - 318.2850
318 - 354.2800
354 - 390.2750
390 - 426.2700
426 - 462.2650
462 - 498.2600
498 - 534.2550
534 - 587.2500
587 - 646.2463
646 - 711.2426
711 - 782.2389
782 - 860.2352
860 - 946.2315
946 - 1,041.2278
1,041 - 1,145.2241
1,145 - 1,260.2204
1,260 - 1,386.2167
1,386 - 1,525.2130
1,525 - 1,677.2093
1,677 - 1,845.2056
over 1,845.2019

(b)

Individual Fund Fee Rate.  The Individual Fund Fee Rate shall be 0.35%.

The Annual Sub-Advisory Fee Rate shall be 50% of the sum of the Group Fee Rate, calculated as described above to the nearest millionth, and the Individual Fund Fee Rate, in respect of the portion of the Fund’s assets managed by the Sub-Adviser.  One-twelfth of the Annual Sub-Advisory Fee Rate shall be applied to the average of the net assets of the Fund managed by the Sub-Adviser (computed in the manner set forth in the Trust’s Declaration of Trust or other organizational document) determined as of the close of business on each business day throughout the month.

(c)  In case of termination of this Agreement during any month, the fee for that month shall be reduced proportionately on the basis of the number of business days during which it is in effect, and the fee computed upon the average net assets for the business days it is so in effect for that month.  It is understood that Trustees, officers, and shareholders of the Trust are or may be or become interested in the Adviser or the Sub-Adviser as directors, officers or otherwise and that directors, officers and stockholders of the Adviser or the Sub-Adviser are or may be or become similarly interested in the Trust, and that the Adviser or the Sub-Adviser may be or become interested in the Trust as a shareholder or otherwise.

4.

It is understood that the Fund will pay all its expenses other than those expressly stated to be payable by the Sub-Adviser hereunder or by the Adviser under the Management Contract with the Fund.

5.

The Services of the Sub-Adviser to the Adviser are not to be deemed to be exclusive, the Sub-Adviser being free to render services to others and engage in other activities, provided, however, that such other services and activities do not, during the term of this Agreement, interfere, in a material manner, with the Sub-Adviser’s ability to meet all of its obligations with respect to rendering investment advice hereunder.  The Sub-Adviser shall for all purposes be an independent contractor and not an agent or employee of the Adviser or the Trust.

6.

In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Sub-Adviser, the Sub-Adviser shall not be subject to liability to the Advisor, the Trust or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

7.

(a)

Subject to prior termination as provided in sub-paragraph (d) of this paragraph 7, this Agreement shall continue in force until July 31, 2018 and indefinitely thereafter, but only so long as the continuance after such period shall be specifically approved at least annually by vote of the Trust’s Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund.

(b)

This Agreement may be modified by mutual consent subject to the provisions of Section 15 of the 1940 Act, as modified by or interpreted by any applicable order or orders of the Securities and Exchange Commission (the “Commission”) or any rules or regulations adopted by, or interpretive releases or no-action letters of, the Commission or its staff.

(c)

In addition to the requirements of sub-paragraphs (a) and (b) of this paragraph 7, the terms of any continuance or modification of the Agreement must have been approved by the vote of a majority of those Trustees of the Trust who are not parties to such Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

(d)

Either the Adviser, the Sub-Adviser or the Fund may, at any time on sixty (60) days’ prior written notice to the other parties, terminate this Agreement, without payment of any penalty, by action of its Board of Trustees or Directors, or by vote of a majority of its outstanding voting securities.  This Agreement shall terminate automatically upon the termination of the Management Contract between the Trust, on behalf of the Fund, and the Adviser.  This Agreement shall terminate automatically in the event of its assignment.

8.

The Sub-Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust or other organizational document of the Trust and agrees that any obligations of the Trust or the Fund arising in connection with this Agreement shall be limited in all cases to the Fund and its assets, and the Sub-Adviser shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Fund.  Nor shall the Sub-Adviser seek satisfaction of any such obligation from the Trustees or any individual Trustee.

9.

 THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS, WITHOUT GIVING EFFECT TO THE CHOICE OF LAWS PROVISIONS THEREOF.

The terms ‘‘registered investment company,” ‘‘vote of a majority of the outstanding voting securities,” ‘‘assignment,” and ‘‘interested persons,” when used herein, shall have the respective meanings specified in the Investment Company Act of 1940 as now in effect or as hereafter amended, and subject to such orders or no-action letters as may be granted by the Commission or its staff.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first mentioned above.

FMR CO., INC.

BY:	/s/Jean Raymond__________________________
Jean Raymond
Treasurer

FIDELITY MANAGEMENT & RESEARCH COMPANY

BY:	/s/Jean Raymond__________________________
Jean Raymond
Treasurer